SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Manor Care, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Manor Care, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and
PROXY STATEMENT

MEETING DATE

MAY 10, 2005

YOUR VOTE IS IMPORTANT!
Please mark, date and sign the enclosed proxy card
and promptly return it to us in the enclosed envelope.

Notice of Annual Meeting of Stockholders
Proxy Statement
Item 1 -- Election of Directors
Audit Committee Report
Fees to Independent Registered Public Accounting Firm
Security Ownership of Certain Management and Beneficial Owners
Executive Compensation
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plans
Compensation Committee Report
Performance Graph
Item 2 -- Approval of Performance Award Plan
Equity Compensation Plan Information
Manor Care, Inc. Performance Award Plan (Appendix A)

Manor Care, Inc.

Notice of Annual Meeting of Stockholders
May 10, 2005

       Manor Care, Inc. will hold its annual meeting of stockholders on Tuesday, May 10, 2005 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Elect four directors for annual terms, or until their successors are elected and qualified;

•	Vote on the Performance Award Plan; and

•	Consider any other business properly presented at the meeting.

      Only stockholders of record at the close of business on March 18, 2005 will be entitled to notice of and to vote at this meeting.

By Order of the Board of Directors,

R. Jeffrey Bixler
Secretary

April 11, 2005

**************

Whether or not you plan to attend the annual meeting of stockholders in person, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope to ensure your representation and the presence of a quorum at the annual meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

MANOR CARE, INC.

333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

       This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for the 2005 annual meeting of stockholders to be held on Tuesday, May 10, 2005, beginning at 2:00 p.m., at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about April 11, 2005.

What information does this document contain?

      This proxy statement describes the items to be voted on by our stockholders at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. We are sending a copy of our 2004 Annual Report to you at the same time as this statement.

Who can vote?

      You can vote if you were a stockholder at the close of business on the record date, March 18, 2005. We had 86,481,744 shares of common stock outstanding on March 18, 2005.

What am I voting on?

      You are voting on:

•	Election of four directors for annual terms.

•	Our Performance Award Plan.

•	Any other business properly presented at the meeting.

How do I vote?

      If you hold your shares directly in your own name, you are a “stockholder of record.” This means you can vote in person at the meeting or you can complete and submit a proxy card by mail. If you hold your shares indirectly in the name of a bank, broker or other nominee, these proxy materials are being forwarded to you by your nominee with instructions describing how to vote your shares.

What is a “quorum?”

      A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

How are broker non-votes or abstentions counted in the voting results?

      Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal.

Can I change my vote after I return my proxy card?

      Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice to us before the meeting that you are revoking your proxy card; or

•	Attending the meeting and voting your shares in person.

If you hold your shares indirectly in the name of a bank, broker or other nominee, the revocation must be done by your nominee in one of the first two ways described above.

Who counts the votes?

      Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

      Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

How do I vote my 401(k) shares?

      If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, you will receive a separate proxy card. Use this separate proxy card to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not return this separate proxy card (or you submit it with an unclear voting designation, or with no voting designation at all), the plan trustee will vote the shares in your account the same way as the majority of the other plan participants voted their shares. Any revocation of your vote must be submitted to the plan trustee, and you are not entitled to vote your shares at the meeting in person. The common stock outstanding on the record date included 2,133,317 shares held by the plan trustee. The Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustee has the exclusive right to vote the shares held in this plan.

What vote is required to approve each item?

      Election of Directors. Election of a director requires the affirmative vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If you withhold authority to vote for all or certain nominees, your proxy will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. Approval of any other item requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item.

Can I attend the meeting in person?

      Yes. If you were a stockholder of record at the close of business on March 18, 2005, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification for admission.

How do stockholders communicate with the Board?

      Stockholders who desire to communicate directly with the Board of Directors or with any non-management director may do so by directing correspondence to the Secretary of the company whose name and address appear in the last paragraph of this proxy statement. The Board has adopted a process for collecting and organizing communications from stockholders. Summaries of all correspondence will be forwarded periodically to the full Board along with copies of specific correspondence which deals with the functions of the Board or its committees or which, in the judgment of the Secretary, addresses material issues which require the attention of the Board. The directors may at any time review the summary of stockholder correspondence and request copies of any such correspondence.

Item 1 — Election of Directors

      Item 1 is the election of four directors to the Board of Directors. Prior to May 2004 our Board of Directors was divided into three classes. Directors held office for staggered terms of three years. One of the three classes was elected each year to succeed the directors whose terms were expiring. At the company’s 2004 annual stockholders meeting, the stockholders approved an amendment to our Certificate of Incorporation which eliminated our classified board prospectively. The terms of the current members of Class II, Mary Taylor Behrens, Joseph F. Damico, John T. Schwieters and Gail R. Wilensky, expire at the 2005 annual meeting. Upon the recommendation of our Governance Committee, each of these incumbent directors has been nominated by the Board of Directors to serve additional one-year terms. The directors in Class III are serving terms that expire in 2006, and the directors in Class I are serving terms that expire in 2007. Directors who are nominated to replace directors with terms expiring in 2006 and 2007 will be elected for annual terms. Joseph H. Lemieux, formerly a director and member of our Compensation and Governance Committees, and Virgis W. Colbert, formerly a director and a member of our Audit and Compensation Committees, retired from the Board on February 28, 2005. Frederic V. Malek, formerly a director and member of our Governance and Compensation Committees, retired from the Board on September 30, 2004.

      The Board of Directors expects all nominees named above to be available for election, and each has consented to be named as a nominee. The proxies will vote your shares to elect these four nominees unless you withhold their authority to do so on the accompanying proxy card. In case any nominee is not available, the proxies can vote your shares for a substitute nominee designated by the Board of Directors, or the vacancy will be filled in accordance with our by-laws.

      Information as to each nominee and as to each continuing director follows.

The Board of Directors unanimously recommends a vote FOR each nominee.

2005 Nominees for Director: — Term Expiring at the 2005 Annual Meeting of Stockholders

      Mary Taylor Behrens, age 44, has been one of our directors since November 2004. From February 2003 until the present, Ms. Behrens has been engaged in private consulting and since November 2004 has been President, Newfane Advisors, Inc., a consulting firm. From February 1998 until January 2001, she was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its

Executive Committee. She served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region, from February 2001 until January 2003. Ms. Behrens is a member of our Compensation and Quality Committees.

      Joseph F. Damico, age 51, has been one of our directors since February 2003. Mr. Damico is the founding partner of RoundTable Healthcare Partners, a position he has held since February 2001. He was Executive Vice President of Cardinal Health, Inc. from March 1999 to February 2001. Mr. Damico was President and Chief Operating Officer of Allegiance Corporation from October 1995 to February 1999. Mr. Damico is a member of our Audit and Compensation Committees.

      John T. Schwieters, age 65, has been one of our directors since April 2000. Mr. Schwieters has been Vice Chairman of Perseus, LLC since March 2000. He was managing partner of Arthur Andersen’s Mid-Atlantic Market Circle from 1989 to March 2000. Mr. Schwieters is a member of our Audit and Quality Committees. He is also a director of Danaher Corporation and Smithfield Foods, Inc.

      Gail R. Wilensky, Ph.D., age 61, has been one of our directors since September 1998. Since January 1993, Ms. Wilensky has been a Senior Fellow at Project HOPE, a not-for-profit international health education foundation. She is a member of our Governance and Quality Committees. Ms. Wilensky is also a director of Cephalon, Inc.; Gentiva Health Services, Inc.; Quest Diagnostics Incorporated; and United HealthCare Corporation.

Continuing Directors: Class III — Term Expiring at the 2006 Annual Meeting of Stockholders

      Richard C. Tuttle, age 49, has been one of our directors since November 2004. Mr. Tuttle is a founding partner of Prospect Partners, Inc., a private equity investment firm, a position he has held since 1998. He is a member of our Governance Committee.

      M. Keith Weikel, age 67, has been our Senior Executive Vice President and Chief Operating Officer since August 1991 and one of our directors since February 1992. He is a member of our Quality Committee. He is also a director of Laboratory Corporation of America.

      Thomas L. Young, age 61, has been one of our directors since August 1991. He was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. from 2004 until his retirement in March 2005. He previously served Owens-Illinois as Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). He is a member of our Audit and Compensation Committees. Mr. Young is also a director of Owens-Illinois, Inc.

Continuing Directors: Class I — Term Expiring at the 2007 Annual Meeting of Stockholders

      William H. Longfield, age 66, has been one of our directors since September 1998. He served as a director of the former Manor Care, Inc., now one of our subsidiaries known as Manor Care of America, Inc., from 1989 to September 1998. He was Chairman and Chief Executive Officer of C.R. Bard, Inc. from September 1995 until August 2003. Mr. Longfield is a member of our Compensation and Governance Committees. He is also a director of Applera Corporation; C.R. Bard, Inc.; Horizon Health Corporation; and West Pharmaceutical Services, Inc.

      Paul A. Ormond, age 55, has been our President and Chief Executive Officer and a director since August 1991. He was Chairman of the Board from August 1991 until September 1998 and from September 2001 to the present. Mr. Ormond is also a director of National City Corporation.

Compensation of Directors

      We pay each non-management director an annual retainer fee of $40,000 and a $1,500 fee for each Board and committee meeting, except for committee meetings which are not held in conjunction with a regular or special Board meeting for which directors who attend in person receive $2,500 for each such meeting. Committee chairpersons receive an additional $1,000 for each committee meeting. We pay such fees in cash quarterly unless deferred under the Deferred Compensation Plan for Outside Directors. We also reimburse non-management directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Management directors do not receive additional compensation for service on the Board of Directors.

      We have adopted, with stockholder approval, the Equity Incentive Plan of Manor Care, Inc. (Plan) under which, among other provisions, each non-management director is entitled to receive stock options or restricted stock as recommended by the Governance Committee and approved by the Board of Directors. Under this Plan, each director currently receives $100,000 (increased from $85,000 in February 2005) of restricted stock upon election to the Board and after completing one year of service an additional grant on the first business day immediately following each annual stockholder meeting. During 2004, Ms. Behrens, Ms. Wilensky and Messrs. Damico, Longfield, Schwieters, Tuttle and Young each received 2,500 shares of restricted stock under the terms of the Plan. Any discretionary grants of stock options would be at the fair market value of our stock on the date of grant. Additionally, each grant would be subject to such terms and conditions as the Board of Directors may determine, including vesting.

Board Meetings and Committees of the Board

      The Board of Directors met six times during 2004. Each director attended more than 75 percent of the total number of meetings of the Board and the committees on which each served. In addition, our directors are strongly encouraged to attend our annual stockholders meeting. In 2004, all directors did attend the annual stockholders meeting.

      The Board of Directors currently has Audit, Compensation, Governance and Quality committees, each of which has a written charter. In 2002, upon recommendation of the Governance Committee, the Board of Directors adopted a comprehensive set of Corporate Governance Guidelines, the full text of which may be found on the company’s website (www.hcr-manorcare.com) and is available in print to any stockholder who requests it. The Code of Ethics for Directors, the Code of Ethics for the Chief Executive and Senior Financial Officers, and the charter of each committee are also available on the company’s website and in print to any stockholder who requests them. Among other provisions, the Corporate Governance Guidelines provide for executive sessions of the non-management directors, chaired on a rotating basis by the chairs of the board committees. Such executive sessions were held in conjunction with each regular board meeting in 2004.

      Audit Committee. The Audit Committee’s functions and its major activities during fiscal year 2004 are described below in the Audit Committee Report. During the year, the Board confirmed that all members of the Audit Committee were independent within the meaning of the New York Stock Exchange’s listing standards and under Section 301 of the Sarbanes-Oxley Act of 2002. During 2004, the Audit Committee consisted of Mr. Young, who was and continues to be chairman of this committee, Mr. Colbert, Ms. Wilensky (until May 2004) and Mr. Damico (from May 2004). Upon Mr. Colbert’s retirement, Mr. Schwieters joined the Audit Committee on March 1, 2005. The Board has determined that Mr. Young is a financial expert and that the other members possess financial literacy within the meaning of the rules of the New York Stock Exchange and the Securities and Exchange Commission.

      Compensation Committee. The Compensation Committee consists of four independent directors who are not eligible to participate in any of our executive compensation programs. This Committee administers and regularly evaluates our executive compensation program to ensure its appropriateness in the context of our business and competitiveness with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for our executive officers. The Committee also administers our Equity Incentive Plan and certain other incentive compensation plans covering executive officers. During 2004, the Compensation Committee met on five occasions and consisted of Ms. Behrens (from November 2004), and Messrs. Colbert, Damico, Lemieux, Longfield and Young. The Committee currently consists of Ms. Behrens, and Messrs. Damico, Longfield and Young. See the Compensation Committee Report at page 18.

      Governance Committee. The Governance Committee consists of three independent directors. This Committee is responsible for developing and recommending to the Board the corporate governance principles applicable to our company. The Governance Committee is also responsible for developing policies and practices designed to implement the governance principles adopted by the Board, and thereafter monitoring compliance with those policies and periodically reviewing them. In addition, the Governance Committee identifies individuals qualified to become board members, develops and reviews background information on the candidates, and makes recommendations to the Board regarding such candidates. The Committee annually makes recommendations for committee assignments for directors. The Committee also prepares, summarizes and reports on the Board’s annual self-evaluation, and reviews and makes recommendations regarding director compensation. The Committee met on four occasions in 2004. The Governance Committee consists of Messrs. Longfield and Tuttle and Ms. Wilensky.

      Nominating Process. The Governance Committee considers candidates for board membership suggested by committee members, other board members, stockholders and management. A stockholder wishing to propose a nominee for our Board of Directors should submit a notice in writing to the company’s Secretary, setting forth the following information for each person whom the stockholder proposes to nominate:

(1)	the name, age, business address and residence address of the person;

(2)	the principal occupation or employment of the person;

(3)	the class and number of shares of capital stock of the company which are beneficially owned by the person; and

(4)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to applicable SEC rules.

      In addition, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, the following information should be provided:

(1)	the name and record address of the stockholder and beneficial owner, if any;

(2)	the class and number of shares of the company owned of record and beneficially;

(3)	a representation that the stockholder giving notice is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting and propose the nomination; and

(4)	a representation whether the stockholder intends or is part of a group that intends to solicit proxies in support of the nomination.

      The notice should comply with the timing requirements set forth in the last paragraph of this proxy statement.

      After the Committee has identified a prospective nominee, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. This determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board, and the likelihood that the individual will meet the minimum qualification of prior senior management or equivalent experience in an organization that is comparable to the company in size, scope of services or other operating characteristics. If the Committee determines that further consideration is warranted, it will undertake to gather additional information about the prospective nominee’s background, experience and skills. The Committee will evaluate the nominee based on a variety of factors it deems appropriate which will include: (1) the skills, talent and expertise of the nominee; (2) the ability of the nominee to devote sufficient time, energy and attention to the diligent performance of his or her duties on the Board; (3) the independence of the nominee under applicable standards; (4) the nominee’s reputation for integrity and honesty; (5) the Board’s need for particular expertise, such as financial expertise for the Audit Committee; (6) diversity; and (7) similar factors. In making this evaluation, the Committee, through one or more of its members or other directors, may interview the candidate in person or by telephone. After completing this evaluation process, the Committee will make a report and recommendation to the Board regarding the nominee. The Board shall then determine the nominees after considering the report and recommendation of the Committee.

      Quality Committee. The Quality Committee held four meetings in 2004. This Committee meets regularly with our Vice President, Director of Clinical Services and reviews information regarding the quality of care provided in our nursing centers. In fulfilling this function, the Committee regularly reviews our company’s performance on state and federal surveys, information regarding quality indicators and information regarding clinical initiatives relating to quality of care. The Committee receives and evaluates information regarding changes in the industry including changes in the regulatory environment. The Committee also makes on-site visits to selected company facilities, tours the facilities and meets with key staff. The Quality Committee consists of Ms. Behrens, Ms. Wilensky and Messrs. Schwieters and Weikel.

Certain Relationships and Related Transactions

      During 2004, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking and trust services. Mr. Ormond was a director of National City during 2004.

Audit Committee Report

      The Audit Committee consists of three independent directors appointed by the Board of Directors. Mr. Colbert was a member of this Committee until his retirement from the Board on February 28, 2005 after which Mr. Schwieters joined the Audit Committee. The Committee operates under a written charter first adopted and approved by the Board in May 2000. A copy of the current Audit Committee Charter is attached to our 2004 Proxy Statement as Appendix A and is available on our website.

      The Audit Committee met formally on four occasions during 2004, conferred by telephone conference on other occasions as necessary, and received and reviewed written information related to the Committee’s functions. During the past year, the Committee held discussions with management, our independent registered public accounting firm Ernst & Young LLP (Registered Accountant), our internal auditors, our legal counsel, representatives of our Corporate Compliance Committee and others.

      Among many other activities as noted in the Audit Committee’s charter, the Audit Committee, on behalf of the Board, monitors our company’s financial reporting process and our system of internal control. Management prepares our financial statements and implements our financial reporting process, including our system of internal control. Our Registered Accountant annually performs an audit of our company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issues a report on its audit and an opinion with respect to the financial statements. Our internal auditors review and evaluate our system of internal control and conduct audits of selected units to ensure that they operate in compliance with these controls. Our Registered Accountant and the internal auditors report directly to the Committee regarding their activities. The Corporate Compliance Committee administers our company’s corporate compliance program and also reports directly to the Committee.

      As a result of Section 404 of the Sarbanes-Oxley Act of 2002, our Registered Accountant is required to attest to, and report on, management’s assessment of the effectiveness of our internal control structure and procedures for financial reporting. Accordingly, the audit conducted by our Registered Accountant for 2004 was an integrated audit designed to express (1) an opinion on the consolidated financial statements as of, and for the year ended, December 31, 2004; (2) an opinion on management’s assessment of internal control over financial reporting as of December 31, 2004; and (3) an opinion on the effectiveness of internal control over financial reporting as of December 31, 2004.

      Prior to the beginning of the integrated audit for 2004, the Audit Committee discussed with our Registered Accountant and our internal auditors the overall scope and plans for their respective audits. These discussions focused on the principal areas of audit emphasis, the objectives related to the audits, the key accounting and reporting developments that would affect the audit plans, and the primary personnel who would be involved in the audits. Following completion of the integrated audit by our Registered Accountant, the Committee received written reports from the Registered Accountant regarding the results of its integrated audit of the financial statements and internal control over financial reporting. Our internal auditors similarly submitted a written report regarding the internal audits which were conducted throughout the year. The Committee then met with both our Registered Accountant and our internal auditors, with and without management present, to discuss the results of their examinations. Among other things, the Committee discussed with our Registered Accountant its judgments as to the quality of the company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Committee also reviewed and discussed the audited consolidated financial statements with management and our Registered Accountant. Management represented to the Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that the company’s internal control over financial reporting was effective as of December 31, 2004. The Registered Accountant advised the Committee that it was prepared to issue unqualified opinions as of and for the year ended December 31, 2004 with respect to the consolidated financial statements, management’s assessment of internal control over financial reporting and the effectiveness of the company’s internal control over financial reporting. The Committee also received a satisfactory report from the Corporate Compliance Committee concerning compliance activities during 2004.

      In addition, the Audit Committee discussed with Ernst & Young LLP its independence from our company and our management, including the matters contained in written disclosures and the letter to the Committee as required by the Independence Standards Board Standard No. 1. The Committee reviewed a report from Ernst & Young LLP on that firm’s internal quality control procedures. The Committee reviewed in detail the audit and non-audit fees paid to Ernst & Young LLP during 2004 and considered the compatibility of the non-audit services with the Registered Accountant’s independence. The Committee concluded that such services did not compromise the independence of the Registered Accountant.

      In reliance on the reviews and discussions referenced above and the report of the Registered Accountant, including its opinion with respect to the audited financial statements, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

The Audit Committee:

Thomas L. Young, Chairman
Joseph F. Damico
John T. Schwieters (joined committee on March 1, 2005)

Fees to Independent Registered Public Accounting Firm

      Upon the recommendation of the Audit Committee, our Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Representatives of Ernst & Young LLP will attend the annual meeting to respond to appropriate questions and convey to stockholders other relevant information.

      The fees billed to us by Ernst & Young LLP for the last two fiscal years were:

	2004	2003

Audit fees	$1,672,344	$1,011,900
Audit-related fees	$90,600	$61,400
Tax fees	$190,118	$2,418,179
All other fees	$—	$—

      Audit fees include professional services for the annual audit of our financial statements, audit of our internal control over financial reporting in 2004, review of our financial statements included in our quarterly reports on Form 10-Q, audits of financial statements of certain affiliated entities or partnerships, comfort letters to underwriters, consents, assistance with and review of documents filed with the SEC, and consultation on financial and accounting matters necessary for the issuance of an opinion. Audit-related fees include audits of our employee benefit plans and assistance with Section 404 internal control reporting requirements of the Sarbanes-Oxley Act of 2002. Tax fees include professional services for tax compliance, tax advice and tax planning.

      Our Audit Committee concluded that the engagement of Ernst & Young LLP on these non-audit matters did not affect the independence of Ernst & Young LLP. In January 2002, the Committee adopted a policy requiring preapproval of the engagement of Ernst & Young LLP on any non-audit matter. Following the passage of the Sarbanes-Oxley Act, the Committee modified this policy to comply with Sections 201 and 202 of that Act so that certain activities specified in Section 201 may not be undertaken regardless of Committee approval. Requests for preapproval of permitted non-audit services will be submitted to the Committee by management together with estimated fees for such services and the time frame for the completion of the work. The Committee will consider any such request at a meeting of the Committee and may request input from Ernst & Young LLP on the nature, scope and costs of such services.

Security Ownership of Certain Management and Beneficial Owners

Security Ownership of Management

      The following table shows, as of March 18, 2005, information concerning beneficial ownership of shares of our common stock by our directors individually, the persons named in the Summary Compensation Table, and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership(1)(2)(3)	of Class

Common Stock	Mary Taylor Behrens	2,500	(6)
Common Stock	R. Jeffrey Bixler	629,951	(6)
Common Stock	Joseph F. Damico	13,000	(6)
Common Stock	Nancy A. Edwards	215,028	(6)
Common Stock	William H. Longfield	58,714	(6)
Common Stock	Geoffrey G. Meyers	1,087,373 (4)	1.2%
Common Stock	Paul A. Ormond	4,411,927 (5)	5.0%
Common Stock	John T. Schwieters	38,500	(6)
Common Stock	Richard C. Tuttle	5,500	(6)
Common Stock	M. Keith Weikel	1,507,650	1.7%
Common Stock	Gail R. Wilensky	47,500	(6)
Common Stock	Thomas L. Young	29,550	(6)
Common Stock	Executive Officers and Directors as a group	8,597,160	9.4%

(1)	Includes shares of restricted stock granted to outside directors and certain executive officers under our restricted stock plans.

(2)	Includes the following number of shares which the person has a right to acquire within 60 days of March 18, 2005 upon the exercise of options: Bixler — 421,100; Damico — 9,000; Edwards — 202,500; Longfield — 45,000; Meyers — 616,140; Ormond — 2,353,850; Schwieters — 36,000; Weikel — 1,096,165; Wilensky — 45,000; Young — 18,000; and Executive Officers and Directors as a group — 5,342,755.

(3)	Includes shares or phantom shares held by Ms. Edwards and Messrs. Bixler, Meyers, Ormond and Weikel and by all executive officers as a group under our 401(k) savings plan and non-qualified plans as of March 18, 2005. Phantom shares do not have voting rights.

(4)	Includes 110 shares held in spouse’s IRA account. Mr. Meyers disclaims any beneficial interest in the shares held in his spouse’s IRA account.

(5)	Includes 6,282 shares held by family members of Mr. Ormond; 89,286 shares held in trust for certain family members of Mr. Ormond; and 59,388 shares held in a limited liability company of which Mr. Ormond is the managing member. Mr. Ormond disclaims any beneficial interest in these shares.

(6)	Percentage of ownership does not exceed one percent of the class.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon a review of filings with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe that all of our directors and executive officers timely filed in 2004 all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934, except as follows. Due to a misinterpretation of the filing requirements with respect to phantom stock units granted under the company’s non-qualified savings plan, which was discovered and corrected in February 2004, the following executive officers each inadvertently filed two late reports each with respect to one transaction in January 2004 under that plan (salary deferrals and company matching contributions both in phantom stock units): Bixler, Chenevert, Edwards, Graham, Grillo, Lester, Meyers, Moler, Ormond, Parades, Schmitt, Weikel and J. Young. Similarly, Messrs. Lemieux and Malek each filed one late report regarding one transaction each in phantom stock units under our Deferred Compensation Plan for Outside Directors. Messrs. Damico, Grillo, Meyers, Weikel and Ms. Edwards each inadvertently made one additional late filing involving one transaction. The necessary Form 4s were promptly filed upon discovery that such reports were not timely filed.

Security Ownership of Certain Beneficial Owners

      The following table sets forth, as of December 31, 2004, information with respect to any person we know to be the beneficial owner of more than 5 percent of our common stock. The information presented is based upon filings made pursuant to the Securities Exchange Act of 1934 and received by us.

		Amount and Nature
	Name of	of Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Common Stock	Ronald Baron 767 Fifth Avenue New York, NY 10153	4,922,927	(1)	5.7%
Common Stock	Gilder, Gagnon, Howe & Co. LLC 1775 Broadway, 26th Floor New York, NY 10019	4,436,836	(2)	5.2%
Common Stock	Iridian Asset Management LLC 276 Post Road West Westport, CT 06880-4704	6,544,750	(3)	7.6%
Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	5,870,360	(4)	6.8%
Common Stock	Westfield Capital Management Co. LLC One Financial Center Boston, MA 02111	4,797,374	(5)	5.6%

(1)	The information received by us in a Form 13G filed February 23, 2005 indicates that Mr. Baron has sole voting and dispositive power over 190,908 shares, shared voting power over 4,506,519 shares and shared dispositive power over 4,732,019 shares; Baron Capital Group, Inc. (BCG) has sole voting and dispositive power over 50,000 shares, shared voting power over 4,506,519 shares and shared dispositive power over 4,732,019 shares; Baron Capital Management, Inc. (BCM), a registered investment adviser, has sole voting and dispositive power over 50,000 shares, shared voting power over 319,106 shares and shared dispositive power over 329,606 shares; and BAMCO, Inc., a registered investment adviser, has shared voting power over 4,187,413 shares and shared dispositive power over 4,402,413 shares. Mr. Baron owns a controlling interest in BCG. BCM and BAMCO are subsidiaries of BCG.

(2)	The information received by us in a Form 13G filed February 14, 2005 indicates that Gilder, Gagnon, Howe & Co. LLC (Gilder), a registered broker or dealer, has sole voting power over 35,824 shares and shared dispositive power over 4,436,836 shares. The shares reported include 3,705,955 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 695,057 shares held in accounts owned by the partners of Gilder and their families, and 35,824 shares held in the account of the profit-sharing plan of Gilder.

(3)	The information received by us in a Form 13G filed February 8, 2005 from Iridian Asset Management LLC indicates that the filing was made on behalf of the following entities, each with shared voting and dispositive power over 6,544,750 shares: Iridian Asset Management LLC (Iridian); The Governor and Company of the Bank of Ireland; IBI Interfunding; BancIreland/ First Financial, Inc.; and BIAM (US) Inc. BIAM (US) Inc. is the controlling member of Iridian, a registered investment adviser. The other corporations are the direct or indirect sole shareholder of BIAM (US) Inc.

(4)	The information received by us in a Form 13G filed February 11, 2005 from T. Rowe Price Associates, Inc. (Price Associates), a registered investment adviser, indicates that Price Associates has sole voting power over 1,113,259 shares and sole dispositive power over 5,870,360 shares.

(5)	The information received by us in a Form 13G filed February 14, 2005 from Westfield Capital Management Co. LLC (Westfield), a registered investment adviser, indicates that Westfield has sole voting power over 4,236,678 shares and sole dispositive power over 4,797,374 shares.

Executive Compensation

Summary Compensation

      The following table sets forth the annual and long-term compensation for the last three completed fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers at the end of the last completed fiscal year.

Summary Compensation Table

						Long-Term Compensation

						Awards		Payouts
		Annual Compensation
						Restricted	Securities	Long-Term
				Other Annual		Stock	Underlying	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards(5)	Options (#)	Payouts	Compensation(6)

Paul A. Ormond	2004	$918,840	$1,700,000	$353,156	(1)	$5,065,500	328,050	$738,000	$180,176
Chairman, President and	2003	874,193	1,086,000	718,791	(2)	1,406,250	650,000	693,000	590,492
Chief Executive Officer	2002	864,154	1,035,000	139,398	(3)	—	460,000	659,700	149,446
M. Keith Weikel	2004	581,305	800,000	68,219	(4)	2,085,600	114,940	390,000	122,033
Senior Exec. Vice President	2003	554,515	570,000	379,218	(4)	937,500	221,846	371,250	472,760
and Chief Operating Officer	2002	548,200	530,000	12,101	(4)	—	171,803	353,250	69,344
Geoffrey G. Meyers	2004	452,173	500,000	39,503	(4)	1,321,800	59,237	212,625	43,672
Exec. Vice President	2003	431,622	312,000	290,427	(4)	562,500	178,292	202,125	299,874
and Chief Financial Officer	2002	426,885	290,000	34,754	(4)	—	90,000	192,150	29,107
R. Jeffrey Bixler	2004	322,610	300,000	7,554	(4)	1,042,800	30,000	130,050	24,245
Vice President and	2003	307,732	195,000	164,787	(4)	375,000	50,000	123,750	205,639
General Counsel	2002	304,531	180,000	6,670	(4)	—	60,000	117,900	22,643
Nancy A. Edwards	2004	253,385	125,000	4,544	(4)	—	25,000	—	19,259
Vice President,	2003	241,785	120,000	98,168	(4)	—	25,000	—	137,122
General Manager	2002	238,477	115,000	—		—	25,000	—	16,071

(1)	Represents reimbursement for the payment of taxes of $148,357 and the aggregate incremental cost to the company of perquisites and other personal benefits of $204,799. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $169,281.

(2)	Represents reimbursement for the payment of taxes of $496,388 (see discussion under Executive Employment Agreements) and the aggregate incremental cost to the company of perquisites and other personal benefits of $222,403. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $203,144.

(3)	Represents reimbursement for the payment of taxes of $82,470 and the aggregate incremental cost to the company of perquisites and other personal benefits of $56,928. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $29,630.

(4)	Represents reimbursement for the payment of taxes. The aggregate incremental cost of perquisites and other personal benefits provided to the executive was less than the minimum required for disclosure under the rules of the Securities and Exchange Commission. For a further explanation of amounts disclosed in 2003, see discussion under Executive Employment Agreements.

(5)	Represents the value of restricted stock awards made to the named individuals based on the share price at the date of grant. Restrictions on the sale or encumbrance of the restricted shares lapse at retirement. Each holder of restricted stock has the same rights as a stockholder including the right to vote the shares and to receive all dividends or other distributions paid or made regarding the shares. At December 31, 2004, Messrs. Ormond, Weikel, Meyers and Bixler held 445,000, 255,000, 183,000 and 135,000 shares of restricted stock having a value of $15.77 million, $9.03 million, $6.48 million and $4.78 million, respectively, based on a share price of $35.43 on December 31, 2004. In March 2005, Messrs. Ormond, Weikel, Meyers and Bixler were granted supplemental awards of restricted stock for 2004 in the amounts of 100,000, 30,000, 20,000 and 15,000 shares, respectively, which are included in the table above but not held on December 31, 2004.

(6)	The amounts disclosed in this column for 2004 include (a) matching contributions we made to our Senior Management Savings Plan, a non-qualified defined contribution plan, on behalf of Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $60,145, $34,539, $13,565, $12,843 and $11,202, respectively; (b) above market interest credited to one fund in our Senior Management Savings Plan for Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $87,196, $28,429, $14,561, $5,690 and $2,262, respectively; (in 2003 and 2002, respectively, these amounts were, Ormond: $78,347, $70,683, Weikel: $18,097, $8,056, Bixler: $4,461, $3,449 and Edwards: $1,923, $1,719); and (c) the dollar value of premiums paid for life insurance for Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $32,835, $59,065, $15,546, $5,712 and $5,795, respectively.

Option Grants

      The following table sets forth information on stock option grants during 2004 pursuant to our Equity Incentive Plan for the individuals named in the Summary Compensation Table. In 2004 we did not grant stock appreciation rights to any executive officer.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of
	Securities	% of Total
	Underlying	Options/SARs
	Options	Granted to
	Granted	Employees in	Exercise	Expiration	Grant Date
Name	(#)	2004	Price	Date	Present Value(2)

Paul A. Ormond	180,000	12.0%	$34.30	2/5/14	$2,115,000
	69,908	4.7%	36.56	11/29/05	383,795
	78,142	5.2%	36.56	12/4/06	558,715
M. Keith Weikel	72,000	4.8%	34.30	2/5/14	846,000
	42,940	2.9%	33.74	6/17/10	288,986
Geoffrey G. Meyers	45,000	3.0%	34.30	2/5/14	528,750
	14,237	0.9%	34.95	11/29/05	37,016
R. Jeffrey Bixler	30,000	2.0%	34.30	2/5/14	352,500
Nancy A. Edwards	25,000	1.7%	34.30	2/5/14	293,750

(1)	Each grant with an exercise price of $34.30 initially provided that the option was not exercisable until three years following the grant date, at which time the option became fully exercisable. In March 2005, our Compensation Committee amended these option grants to make them immediately exercisable. Each grant with an exercise price other than $34.30 is immediately exercisable pursuant to the Additional Option feature of the applicable option agreement.

(2)	Represents an estimate of option values at grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 1.6 percent; expected volatility of 36.4 percent; risk-free rate of return of 2.8 percent; and expected life of 4.0 years.

Aggregated Option Values

      The following table shows options exercised during the last fiscal year by the individuals named in the Summary Compensation Table and the aggregate dollar value of unexercised options held at the end of the last fiscal year by those individuals based upon a share price of $35.43.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at December 31, 2004		at December 31, 2004
	on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Ormond	250,000	$2,524,800	1,258,050	880,000	$10,549,750	$11,691,400
M. Keith Weikel	98,847	2,174,047	665,865	342,000	9,049,831	4,514,460
Geoffrey G. Meyers	18,000	245,880	352,720	210,000	2,950,462	2,760,750
R. Jeffrey Bixler	39,000	879,780	254,500	140,000	4,556,775	1,840,500
Nancy A. Edwards	22,500	506,175	102,500	75,000	1,494,288	850,500

Long-Term Incentive Plans

      The individuals named in the Summary Compensation Table are covered by our Performance Award Plan (PAP) under which eligible employees receive a cash award payable at the end of the three-year period specified in the award. The total amount of any award payable at the end of an award period is determined by our Compensation Committee and is based upon performance criteria established at the beginning of the period. Award payouts for the 2005-2007 award period will be based on the growth in earnings per share of common stock over the period.

Long-Term Incentive Plans — Awards in September 2004

	Performance
	or Other	Estimated Future Payouts
	Period Until	Under Non-Stock Price-Based Plans
	Maturation
Name	or Payout	Threshold	Target	Maximum

Paul A. Ormond	2005-2007	$475,000	$950,000	$1,425,000
M. Keith Weikel	2005-2007	225,000	450,000	675,000
Geoffrey G. Meyers	2005-2007	139,800	279,600	419,400
R. Jeffrey Bixler	2005-2007	83,250	166,500	249,750
Nancy A. Edwards	2005-2007	25,000	50,000	75,000

Retirement Plans

      The following table illustrates the estimated combined annual retirement benefits which would be provided under our Pension Plan, a qualified defined benefit plan (Pension Plan), and our Senior Executive

Retirement Plan, a non-qualified defined benefit plan (SERP), in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
High Three-Year
Average Earnings	10	15	20	25	30	35	40

$500,000	68,800	103,200	137,600	172,000	206,400	240,800	253,300
1,000,000	140,200	210,300	280,400	350,600	420,700	490,800	515,800
1,500,000	211,700	317,500	423,300	529,100	635,000	740,800	778,300
2,000,000	283,100	424,600	566,200	707,700	849,200	990,800	1,040,800
2,500,000	354,500	531,800	709,000	886,300	1,063,500	1,240,800	1,303,300
3,000,000	425,900	638,900	851,900	1,064,800	1,277,800	1,490,800	1,565,800
3,500,000	497,400	746,100	994,700	1,243,400	1,492,100	1,740,800	1,828,300
4,000,000	568,800	853,200	1,137,600	1,422,000	1,706,400	1,990,800	2,090,800

      The benefits illustrated in the above table are calculated on a straight-life annuity basis. In accordance with the provisions of the Pension Plan and the SERP, the table reflects the greater of the regular benefit under current provisions of the plans and the “grandfathered” benefit under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for Social Security or other benefits, but the “grandfathered” benefit does contain a partial offset for Social Security benefits.

      At December 31, 2004, Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards had total credited service under the Pension Plan and the SERP of 31 years, 18 years, 37 years, 22 years and 25 years, respectively. Annual covered compensation includes base salary and amounts earned under our Annual Incentive Award Plan and our Performance Award Plan. The covered compensation for 2004 does not differ substantially from that set forth in the Salary, Bonus and Long-Term Payout columns in the Summary Compensation Table.

Executive Employment Agreements

      We have entered into severance or employment agreements with certain of our executive officers, including the executive officers listed in the Summary Compensation Table, that entitle such officers to receive their base salaries and to participate in our designated benefit plans. Each agreement also provides that the officer’s base salary may be adjusted periodically and that we may at any time adjust or terminate benefit plans in which the officer is entitled to participate so long as no vested or accrued benefit is adversely affected. The agreements provide that the officer’s employment is not for any specified term and may be terminated at any time. If an officer is terminated other than for “cause” (as defined in the agreements), we would continue to pay the officer’s base salary for one year except in the case of Messrs. Ormond, Weikel, Meyers and Bixler, in which cases salary would continue as described below. The agreements each contain non-competition/non-solicitation obligations on the part of the executive.

      In addition to the foregoing provisions, the severance agreements of Messrs. Ormond, Weikel, Meyers and Bixler also provide for an initial three-year term of employment with automatic one-year renewals unless prior notice of termination is given by either party. In addition, the agreements generally provide severance benefits equal to three years aggregate cash compensation (as defined in the agreements) if the executive’s employment is terminated following certain corporate transactions other than for cause or due to death or disability, or under limited circumstances if the executive voluntarily terminates his employment. If the executive is terminated not following a corporate transaction, he would be entitled to salary continuation for three years.

      During 2003, based upon the recommendations of outside consultants, the Compensation Committee approved and we entered into amendments to the severance agreements or the employment agreements of the individuals named in the Summary Compensation Table (except Mr. Ormond) and certain other executive officers. These amendments were entered into to address several issues relating to the collateral assignment split-dollar life insurance arrangements we entered into to help fund our obligations under the Senior Executive Retirement Plan (SERP). These issues arose as the result of: (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and the possible interpretation that split-dollar arrangements may constitute prohibited loans; (2) a contractual obligation to fund the SERP triggered by the HCR-Manor Care transaction in 1998; and (3) the impact of recent tax law changes on the tax treatment of split-dollar policies. Pursuant to these amendments, if the employee’s employment is terminated by reason of death, retirement (after early retirement age under the SERP) or for reasons other than cause (as defined in the employment or severance agreement), then at such time we agreed to: (1) waive or release a portion of the corporate interest in the cash value of the policies in the event that there is a shortfall between the cash value and the SERP benefit; and (2) make a payment to the employee which after payment of taxes on this additional payment will be sufficient to pay income and related payroll taxes imposed on the release of the corporate interest, any shortfall payments and any employee retained interest in the policies. Each executive also agreed to extend his or her non-competition obligations by an additional year as part of these amendments.

      In 2004, also based upon the recommendations of outside consultants, the Compensation Committee approved and we entered into certain agreements with Mr. Ormond which were designed to address substantially the same issues as described above for the other named executive officers relating to collateral assignment split-dollar life insurance arrangements. Because certain of Mr. Ormond’s split-dollar policies were held in an irrevocable life insurance trust, different undertakings were necessary in Mr. Ormond’s situation in order to cost-effectively and fairly address the issues presented. In addition, an agreement with the trustee of Mr. Ormond’s trusts was necessary. Under these agreements, the company will pay in cash the full amount of Mr. Ormond’s benefit under the SERP upon his retirement and in accordance with its provisions. The corporate interest in the cash value of the split-dollar policies will be repaid in annual installments by Mr. Ormond following his retirement, commencing with the first full calendar year after retirement. If the corporate interest has not been repaid in full upon his death, the remainder becomes due and payable at that time. The company also agreed to make an additional payment to Mr. Ormond each year in an amount such that after payment of all income, employment and gift taxes on such payment, Mr. Ormond retains an amount sufficient to pay (1) all income, employment and gift taxes on income imputed to him under Section 101 of the Internal Revenue Code as a result of the policies; and (2) the annual repayment of the corporate interest on the policies. As with the other executives, Mr. Ormond agreed to extend his non-competition obligations by an additional year in consideration of these agreements.

      During 2004, the Compensation Committee also approved and we entered into a further agreement with Mr. Ormond, the benefits of which are contingent upon his remaining an employee at the company until at least age 60. Under this agreement, the company would purchase a life insurance policy on his life with premiums payable in the total amount of $3.4 million over five years. The policy would be owned by the company and will be transferred to Mr. Ormond if he retires from the company after attaining age 60. If Mr. Ormond voluntarily terminates his employment prior to age 60, the company would continue as owner of the policy and he would have no rights under the policy and the company would have no further obligations under this agreement. If Mr. Ormond’s employment terminates prior to age 60 for reasons other than cause (as defined), or due to death, disability or voluntary termination following a corporate transaction, a reduction in his overall compensation opportunities or a material reduction in his responsibilities, Manor Care would transfer ownership of the policy to him on the first day following such termination.

      In 2003, the Compensation Committee also approved and we entered into split-dollar assignment termination agreements with the individuals named in the Summary Compensation Table along with certain other executive officers with respect to the collateral assignment split-dollar life insurance arrangements which funded the company’s obligations under our senior executive and corporate officer life insurance program. The termination agreements were entered into due to (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and (2) the impact of recent tax law changes on the treatment of split-dollar policies. Under each termination agreement, we agreed to: (1) waive or release a portion of the corporate interest in the policies to the extent necessary to sustain the policies with a death benefit equal to two times the employee’s salary as of the date of the agreement without payment of additional premiums; (2) provide a payment to the employee, which after payment of all income and related payroll taxes on the payment, the employee would retain an amount sufficient to pay the income and related payroll taxes on the release of the corporate interest; and (3) make supplemental payments to the extent necessary to: (a) provide cash value in the policies sufficient to sustain the death benefit to which the employee is entitled under this program; (b) increase the death benefit available to account for future salary increases; and (c) maintain the death benefit in the event of a shortfall. The agreements pertaining to Messrs. Ormond and Weikel also provide that we will evaluate in good faith alternatives to address any gift tax obligations which such individuals may have on the release of our corporate interest and related payments made under these agreements due to the fact such policies are held in irrevocable life insurance trusts.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consists of Ms. Behrens and Messrs. Damico, Longfield and Young, none of whom was an officer or employee of our company or any of our subsidiaries during the fiscal year.

Compensation Committee Report

      Compensation Policies Applicable to Executive Officers. The main objective of our executive compensation program continues to be the enhancement of stockholder value over the long term. To achieve this objective, our Compensation Committee believes our executive compensation program should (1) strongly compete within the health care industry generally and with the compensation policies of other publicly held companies of comparable size and complexity; (2) provide major incentives directly linked to increases in recognized measures of stockholder value; and (3) reward superior performance as measured by financial and strategic factors. The Committee believes that a program that achieves these goals will encourage executives to continue to deliver superior performance and to remain with our company.

      To ensure that our executive compensation program continues to achieve the foregoing goals and objectives, our Compensation Committee periodically employs the services of an independent consultant to conduct a comprehensive review of the program. During early 2004, the Committee retained an independent consultant for the purpose of conducting such a review and making recommendations for adjustments in plan design and/or administration of our executive compensation program.

      The consultant’s review included a detailed competitive pay assessment of our named executive officers based on data gathered from peer companies. Peer companies were selected initially by the consultant within certain guidelines and were reviewed with and ultimately approved by the Compensation Committee. The peer companies consisted of a group of companies within the health care facilities industry sector, adjusted for specified factors such as revenue, total assets, market capitalization and earnings. Among other things, the consultant’s report compared base salary, target bonus opportunity, total cash compensation and total direct compensation (which included long-term incentive opportunity) to the then most recent pay information of the peer companies. The consultant will update this competitive peer analysis on an annual basis.

      The Compensation Committee’s consultant also analyzed the retirement benefits, perquisites and severance benefits of our senior executives as compared to the benefits of the health care peers and general industry data as reported in published surveys.

      Following completion of this review and the presentation of the consultant’s reports, the Compensation Committee thoroughly evaluated the information in the context of the Committee’s principal objective of enhancing stockholder value over the long term. With this objective in mind and based on the analyses conducted by its consultant, the Committee determined that the target compensation of the four senior officers of the company should be set at the 75th percentile of the peer group. This determination was based on the superior performance, leadership skill and experience of the senior officers, and the potential of these executives to continue to increase the value of stockholder investments in the future. The Committee recognized that the past performance of these executives made them potential targets of competitive offers and the Committee felt that setting the target compensation at the 75th percentile was necessary in order to provide strong incentives for these executives to remain with the company and continue to perform at high levels.

      The 75th percentile determination was adopted for 2004 and required adjustments to target percentages under the Annual Incentive and Performance Award Plans as well as to the long-term incentive opportunity for the four senior officers. Payouts under the Annual Incentive and Performance Award Plans remain subject to the Compensation Committee’s determination that approved performance objectives have been achieved. Since the consultant’s review and the Committee’s evaluation were not completed until after the 2004 long-term equity incentive awards were made, the Committee determined that supplemental grants of restricted stock should be made to bring the 2004 long-term incentive awards up to the 75th percentile. The Committee further determined that although a significant portion of future restricted stock awards would be performance-vested, the supplemental awards for 2004 would immediately vest based on the company’s overachieving its cash flow and earnings per share objectives in 2004. The restrictions on the supplemental awards will lapse at the executive’s retirement. These supplemental awards of restricted stock are reflected in the Summary Compensation Table.

      For 2005, the Compensation Committee has made long-term equity incentive awards to the four senior officers of the company in a total dollar amount at approximately the 75th percentile of the peer group. These awards have been split between stock options (35%) and restricted stock (65%). The stock option awards for 2005 do not include the reload or additional option feature which was included in prior option awards as the committee has decided not to renew this. In addition, the Committee determined that a portion of the 2005 restricted stock awards (70%) would contain performance criteria controlling the vesting of the award over a three-year period. The 2005 restricted stock, when issued, will remain restricted until the retirement of the executive.

      Finally, the Compensation Committee continues to believe that the stability and continuity in the senior officer ranks of our company, including the individuals named in the Summary Compensation Table, as well as the overall performance of the company relative to competitors and peer companies, demonstrate the success of the compensation program in meeting its objectives.

      Salary Reviews. Our Compensation Committee approved annual salary increases for the named executives and certain other corporate officers effective in September 2004. In making these adjustments, the Committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to our future performance, the 75th percentile benchmark as described above and national inflation trends.

      Annual Incentive Plan. Our Compensation Committee has the responsibility for determining the level of payouts under our Annual Incentive Plan. In making that determination for 2004, the Committee recognized the many ongoing challenges presented to the senior management team in leading our company to deliver superior performance in a heavily regulated, reimbursement-dependent industry. These challenges included the reduction in Medicare reimbursement levels that started in the fourth quarter of 2002, the Medicaid funding issues for many states, maintaining strong cost controls, and effectively managing general and professional liability costs. In this context, the Committee considered several specific accomplishments during the year which enhanced stockholder value. These achievements included the following: (1) growth in occupancy to the highest levels in five years; (2) the highest mix of Medicare, private pay and managed care revenues in our company’s history; (3) an increase in cash flow from operations by 10% over the prior year to $330 million, enabling us to repurchase $135 million of our outstanding shares, significantly reduce net debt and invest in facility maintenance, upgrades and expansions; (4) an increase in our stock price by 2.5% plus a dividend increase to a yield of 1.6%; (5) EPS performance versus budget; and (6) maintaining a solid balance sheet and investment grade ratings by both of the major rating agencies. The Committee also recognized that the quality of care in our operations, as measured by survey compliance and other quality indicators, remained at a high level during 2004. In the view of the Committee, these achievements in the current environment justified payouts under the Annual Incentive Plan significantly above target levels.

      Equity Incentive Plan. Our Equity Incentive Plan was approved by the stockholders in 2004. This plan provides for stock-based awards to a broad group of our employees including the executive officers named in the Summary Compensation Table. These awards may be in the form of stock options, restricted stock or stock appreciation rights. The plan provides that the exercise price of a stock option or stock appreciation right shall be equal to the fair market value of our stock on the date of grant. Restricted stock granted or sold to a participant cannot be sold or otherwise transferred by the participant until the restrictions lapse or expire.

      The Compensation Committee believes that stock-based compensation awards provide effective incentives, tied to long-term increases in stockholder value, to retain and motivate executive officers and other key employees. Accordingly, as outlined above in describing the Committee’s 75th percentile determination, the Committee made grants of stock options and restricted stock to executive officers including the individuals named in the Summary Compensation Table.

      Performance Award Plan. The Compensation Committee believes that the Performance Award Plan is an important component of overall long-term compensation for senior executives. The Performance Award Plan links cash incentives to long-term increases in financial measures of stockholder value. Under the Performance Award Plan, eligible employees receive a cash award payable at the end of the three-year period specified in the award. The Committee determines the total amount of the award payable at the end of an award period based upon performance criteria established at the beginning of the period. For the 2002-2004 award period, the Committee approved Performance Award Plan payouts based upon actual EPS growth during the award period. The amounts of these payouts appear in the Summary Compensation Table under the column Long-Term Incentive Payouts.

      Compensation of Chief Executive Officer. The compensation policies described above also apply to Mr. Ormond’s compensation. The Compensation Committee determines Mr. Ormond’s salary level and all awards and grants to him under our compensation program’s incentive components. In 2004, as described above, Mr. Ormond’s target percentages under the Annual Incentive and Performance Award Plans as well as his long-term equity incentive opportunity were adjusted to reflect the 75th percentile. The Committee believes that Mr. Ormond bears primary responsibility for increasing the value of stockholder investments and, therefore, a substantial portion of his compensation should be incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex health care environment in which our company currently operates requires a high degree of leadership, innovation and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. Accordingly, the Committee structures and administers Mr. Ormond’s compensation to motivate and reward his successful exercise of these skills.

      Mr. Ormond’s compensation for 2004 was directly related to the overall performance of our company as measured by the several factors identified above. His compensation continued to reflect specifically: (1) the high level of care maintained in our nursing centers and the continued emphasis on quality among all employees; (2) our operating results for 2004 which delivered significant improvements or growth in several important areas; (3) our senior management team’s commitment, dedication and continued strong performance; and (4) related qualitative factors.

      Policy Related to Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any taxable year, subject to an exception for “performance-based compensation.” The Compensation Committee intends to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with our company’s fundamental compensation policies. In furtherance of this policy, the Performance Award Plan and the Equity Incentive Plan are designed to satisfy Section 162(m)’s performance-based compensation requirements. The Committee continues to monitor developments on this subject and will take further action as may be appropriate.

The Compensation Committee:

Joseph F. Damico, Chairman
Mary Taylor Behrens
William H. Longfield
Thomas L. Young

Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for a broad market index (the Standard & Poor’s 500 Stock Index) and to the cumulative total return for an index comprising a peer group of companies(1). The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

      The graph assumes a $100 investment on December 31, 1999 in our stock at a price of $16 per share. The graph also assumes investments on the same date of $100 each in the S&P 500 and the companies comprising the peer group index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(COMPARISON GRAPH)

	Manor Care, Inc.	Peer Group Index	S&P 500

1999	$100.00	$100.00	$100.00
2000	128.91	116.45	90.90
2001	148.19	118.75	80.10
2002	116.31	39.31	62.40
2003	217.81	118.11	80.29
2004	227.06	125.81	89.03

(1)	The peer group index is based on the total return for investments in the common stock of Beverly Enterprises, Inc., Integrated Health Services, Inc., Vencor, Inc., Genesis Health Ventures, Inc. and Alterra Healthcare Corporation. During 2001, Genesis Health Ventures, Inc. (now known as NeighborCare, Inc.) and Vencor, Inc. (now known as Kindred Healthcare, Inc.) emerged from chapter 11 bankruptcy protection. Because none of the prebankruptcy common stockholders received any shares of these post-bankruptcy companies, the investment values of investments in these companies that commenced in 1999 have been reduced to zero. Therefore, no post-bankruptcy values are reflected in the index for these firms. At December 31, 2004, Integrated and Alterra remained in bankruptcy proceedings.

Item 2 — Approval of Performance Award Plan

      The company has adopted a Performance Award Plan (PAP) which is a cash incentive plan based upon our company performance over a three-year period. The PAP covers the CEO and certain other key senior management personnel selected by the CEO for their ability to make significant contributions to the long-term performance of our company. The PAP was adopted in October 1991, replacing a similar plan which had been in effect since prior to the initial public offering of the company’s shares in October 1991. The PAP was approved by stockholders at the annual meeting in 2000 and is being submitted for reapproval pursuant to applicable IRS regulations. Other than modifications to incorporate name changes or eliminate provisions which applied only to completed award periods, the PAP is the same as previously submitted to the stockholders. The company believes that payments under the PAP will constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code upon stockholder approval of the PAP.

      Under the PAP, a target performance goal is established by our Compensation Committee at the beginning of the award period based upon the rate of growth in earnings per share (EPS). The Committee also sets a threshold growth rate for a minimum payment and a maximum payment for growth significantly in excess of the target. Under the PAP, the Committee may change the performance criteria, prior to the commencement of an award period, to a different recognized measure of stockholder value, provided that such authority vested in the Committee does not affect the qualification of the compensation paid under the PAP as performance-based compensation under Section 162(m) of the Internal Revenue Code. The selection of the target is designed to reward performance which increases stockholder value over the long term. At the beginning of each award period, the Committee makes individual performance awards to each participant, expressed in dollar amounts. The amount or value of a performance award when granted may not exceed 100 percent of an employee’s annual base salary at the date of grant.

      Following the preparation of financial statements and other relevant data for the last calendar year of the award period, the Committee determines the extent to which the performance awards have been earned. Such determination is based upon our company performance as measured by the performance criteria established by the Committee at the commencement of the award period. No performance award may be deemed earned until the Committee certifies the extent to which the performance goal has been achieved and approves payment. Under the operation of the PAP to date, performance awards have been made and settled exclusively in cash. Under the PAP, at the discretion of the Committee, performance awards may be paid in shares of our company’s stock or in a combination of cash and stock, except that any employee who is an officer of the company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 may not be granted or paid performance awards in shares of company stock. Our Compensation Committee intends to continue operating the PAP as a cash-only plan. The following information concerning benefits under the PAP is provided pursuant to Item 10 of Schedule 14A of the Securities Exchange Act of 1934:

Performance Award Plan

Dollar Value of
Name	Awards for 2005-2007

Paul A. Ormond	$950,000
M. Keith Weikel	450,000
Geoffrey G. Meyers	279,600
R. Jeffrey Bixler	166,500
Nancy A. Edwards	50,000
All Current Executive Officers as a Group(12)	2,196,100
All Non-Executive Officer Employees as a Group(11)	475,000

      The PAP may be amended, suspended or terminated in whole or in part by the Committee except that such action may not adversely affect the accrued interests of any participant without the consent of such participants.

      The foregoing description of the PAP is qualified in its entirety by reference to the specific terms of the PAP which is set forth in its entirety in Appendix A.

      Securities Authorized for Issuance Under Equity Compensation Plans. The following table provides information as of December 31, 2004 concerning our common stock that may be issued upon the exercise of options under all of our existing approved equity compensation plans.

Equity Compensation Plan Information

	(a)	(b)	(c)
Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in Column
Plan Category	Warrants and Rights	Warrants and Rights	(a))

Equity compensation plans approved by security holders	5,835,277 (1)	$24.60	6,730,599 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,835,277	$24.60	6,730,599

(1)	This number includes options outstanding at December 31, 2004 under our Equity Incentive Plan, Amended Stock Option Plan for Key Employees and Stock Option Plan for Outside Directors. There are no outstanding warrants or rights.

(2)	The number of securities remaining available for future issuance under our Equity Incentive Plan includes a total of 6,730,599 securities which may be awarded as options, stock appreciation rights or restricted stock, provided that restricted stock shall not exceed 3,369,250 shares.

      Required Vote for Approval. The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting, and entitled to vote, is required to approve the PAP. Abstentions from voting on the PAP shall have the effect of a vote against the proposal. Broker non-votes will not be considered present for purposes of calculating a majority and, therefore, will have no effect on the outcome of the vote. Pursuant to New York Stock Exchange Rules, a broker may not vote on the adoption of an equity compensation plan without instruction from the beneficial owner of the shares held by such broker.

The Board of Directors unanimously recommends a vote FOR the adoption of the proposal.

Other Business

      As of the date of this proxy statement, we know of no other matters to be presented for your consideration at the annual meeting. However, if other matters are properly presented for a vote at the meeting, the proxy holders will vote on such matters in the manner they consider to be in your and the other stockholders’ best interests. Unless otherwise provided by our Certificate of Incorporation, all proposals to be voted upon by stockholders at the meeting require a majority vote of common stock represented at the meeting in person or by proxy.

General Information

Solicitation Costs

      We will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation. Certain of our officers and employees may also solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but we will pay no additional remuneration for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. We have also made arrangements with brokerage firms and others to forward proxy solicitation materials to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Stockholder Proposals for 2006 Annual Meeting

      Any stockholder submitting a proposal for inclusion in our proxy statement for our 2006 annual meeting must ensure our receipt of the proposal no later than December 11, 2005. Any stockholder bringing a proposal before the 2006 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to R. Jeffrey Bixler, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

By Order of the Board of Directors,

R. Jeffrey Bixler, Secretary

Toledo, Ohio

April 11, 2005

APPENDIX A

MANOR CARE, INC.

PERFORMANCE AWARD PLAN

1.	Purpose

      The purpose of the Manor Care, Inc. Performance Award Plan is to provide executive officers and key management employees of Manor Care, Inc. and its Subsidiaries with an incentive to make significant and extraordinary contributions to the long-term profitable performance and growth of the Company; to join the interests of eligible officers and employees with the interests of the Company; and to attract and retain executive officers and management employees of exceptional ability.

2.	Definition

      As used herein:

      “Board” means the Board of Directors of Manor Care, Inc.;

      “Award Period” means each period of at least three consecutive calendar years in which it is possible for Performance Awards to be fully earned;

      “CEO” means the Chief Executive Officer of Manor Care, Inc.;

      “Committee” means the Compensation Committee of the Board or such other committee to which the Board may delegate responsibility and authority for the administration of the Plan;

      “Common Stock” means the common stock of Manor Care, Inc., par value $.01 per share, and includes authorized but unissued and treasury shares;

      “Company” means Manor Care, Inc. and its Subsidiaries;

      “DC Plan” means any plan or arrangement adopted by the Company whereby selected executive officers and employees of the Company may be permitted, at their option, to defer the actual receipt of an Award otherwise payable to them under the Plan;

      “Manor Care” means Manor Care, Inc., a Delaware Corporation, formerly known as HCR Manor Care, Inc. and Health Care and Retirement Corporation;

      “Participant” means an executive officer or key management employee of the Company selected to participate in the Plan as hereinafter provided;

      “Performance Award” or “Award” means the amount payable as additional compensation to a Participant under this Plan in respect of services performed during an Award Period;

      “Plan” means this Manor Care, Inc. Performance Award Plan, as from time to time in effect;

      “Subsidiary” means a corporation (or unincorporated business entity) 50 percent or more of the voting shares (or other ownership interests) of which are owned, directly or indirectly, by Manor Care, Inc.; and

      Words of the masculine gender include correlative words of the feminine and neuter genders and vice versa, and words denoting the singular include the plural and vice versa.

3.	Administration

      The Plan shall be administered by the Committee. No member of the Board who is not an employee of the Company shall be eligible to participate in this Plan.

4.	Eligibility and Participation

      Employees eligible for Performance Awards under the Plan (other than the CEO) shall be selected by the CEO from those employees in positions which enable them to make significant and extraordinary contributions to the long-term profitable performance and growth of the Company. Participants’ interests under the Plan shall take the form of Performance Awards. An employee may be granted more than one Performance Award under the Plan. The Committee shall have complete authority, subject to the express provisions of the Plan, to determine the total value of Performance Awards to be granted; to determine the time Awards shall be granted; to establish the terms and conditions upon which Performance Awards are payable; to remove any restrictions and conditions upon such Awards; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan.

5.	Performance Awards and Award Periods

      Performance Awards shall be expressed as dollar amounts or, to the extent determined by the Committee in its discretion, as amounts of Common Stock. In particular, as determined by the Committee, Performance Awards may also be grants of Common Stock (or stock equivalent rights). The amount or value of a Performance Award, when granted, shall not exceed such percent (not greater than 100 percent) of an employee’s annual base salary at the date of grant as the Committee shall from time to time establish as the individual Performance Award maximum. Award Periods shall be for not less than three calendar years, or such longer period as may be determined by the Committee. Performance Awards shall normally be granted prior to or on the first day of the Award Period. Unless otherwise determined by the Committee, Performance Awards granted prior to the end of any calendar year shall be deemed (other than for purposes of determining their value in relation to a Participant’s annual base salary) granted as of the beginning of such year.

6.	Criteria for Performance Awards

      The performance criteria for payment of Performance Awards shall be based upon the compound annual growth rate in earnings per share during the Award Period or such other recognized measure of growth in stockholder value selected by the Committee prior to the commencement of the Award Period, provided that in the event the Committee determines that a change in the performance criteria under the Plan would disqualify payments under the Plan for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, the performance criteria shall be the compound annual rate of growth in earnings per share. The Committee shall set a target performance goal for payment of the Performance Award, a threshold performance level for a minimum payment and a maximum payment for performance in excess of the target goal.

7.	Payment of Awards

      (a) Following the preparation of financial statements and other necessary data with respect to the last calendar year of the Award Period, the Committee shall certify the extent to which the target performance goal has been achieved. As soon as practicable thereafter, payment of the awards shall be made in accordance with the certification unless payment has been deferred at the option of the Participant in accordance with a DC Plan.

      (b) No payment of Performance Awards may be made prior to the end of an Award Period unless the Committee certifies that the target performance goal has been achieved prior to the end of the Award Period and authorizes accelerated payment of the award.

      (c) Performance Awards shall be paid (i) in cash or (ii) in shares of Common Stock, in which event shares of Common Stock having, on the valuation date established by the Committee, an aggregate fair market value equal to the cash amount payable in the absence of such determination shall be issued or transferred to such Participant; or (iii) in any combination of (i) or (ii) as determined by the Committee in its discretion. (Fractional shares, however, shall be paid in cash.) As determined by the Committee, Performance Awards involving grants of Common Stock (or stock equivalent rights) may be paid in shares of Common Stock. Notwithstanding the foregoing, an executive officer who is an officer within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, shall not (i) be granted Performance Awards of Common Stock (or stock equivalent rights), or (ii) with respect to any Performance Award, be paid in shares of Common Stock (or stock equivalent rights).

8.	Termination of Employment

      Should the employment of a Participant terminate for any reason prior to the end of an Award Period, the interests of such Participant under the Plan shall terminate except as the Committee may otherwise provide.

9.	Miscellaneous Provisions

      (a) Nothing in the Plan shall confer on any employee any right to continue in the employ of the Company or limit in any way the right of the Company to terminate such employee’s employment at any time.

      (b) Rights under the Plan shall not be assignable or transferable, or subject to encumbrance or charge of any nature, otherwise than by designation of beneficiary to take effect at date of death or, in the absence of such designation, by will or the laws of descent and distribution.

      (c) Within the limitations set forth herein or established by the Committee, the Company may adopt and, as appropriate, revise the procedures necessary to implement the terms and conditions of the Plan.

      (d) All matters pertaining to the CEO’s participation in the Plan are reserved to the discretion of the Committee, and no provision of the Plan shall be construed to empower the CEO to affect any amount which may be payable to him hereunder.

      (e) The Committee shall be responsible for conducting the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.

10.	Amendment and Termination

      The Committee may at any time and from time to time amend, suspend or terminate the Plan in whole or in part; provided, however, that no such amendment, suspension or termination may, without the consent of the Participant to whom Performance Awards shall theretofore have been granted, adversely affect the accrued interests of such Participant, if any, as of the date of such amendment, suspension or termination.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy	MANOR CARE, INC.	Proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul A. Ormond, Geoffrey G. Meyers and R. Jeffrey Bixler and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on March 18, 2005, at the Annual Meeting of Stockholders to be held on May 10, 2005, or at any adjournment thereof.

Dated: ____________________________________________, 2005

Signature

Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- Please fold and detach card at perforation before mailing. -

MANOR CARE, INC.	PROXY

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2. Items 1 and 2 have been proposed by the registrant. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of Directors:

	☐ For All	☐ Withhold For All	☐ For All Except Nominee(s) Written Below*

Nominees: 01-Mary Taylor Behrens, 02-Joseph F. Damico, 03-John T. Schwieters, 04-Gail R. Wilensky

*Nominee Exception(s)

2.	Approve the Performance Award Plan.

	☐ For	☐ Against	☐ Abstain

(Continued and to be signed on reverse side.)

-FOLD AND DETACH HERE-
Proxy	MANOR CARE, INC.	Proxy

HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan

The undersigned hereby authorizes and instructs Wachovia Bank, National Association, Trustee under the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of March 18, 2005, if any, at the Annual Meeting of Stockholders to be held on May 10, 2005, or at any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, this proxy will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund.

The Board of Directors recommends a vote FOR Items 1 and 2.
Items 1 and 2 have been proposed by the registrant.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE

-FOLD AND DETACH HERE-

MANOR CARE, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.  ☒

1.	Election of Directors:

		For All	Withhold All	For all Except Nominee(s) Written Below*
		☐	☐	☐
Nominees: 01 — Mary Taylor Behrens, 02 — Joseph F. Damico, 03 — John T. Schwieters, 04 — Gail R. Wilensky

*Nominee Exception(s)

		FOR	AGAINST	ABSTAIN

2.	Approve the Performance Award Plan.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

Dated	, 2005

Signature